AXA EQUITABLE LIFE INSURANCE COMPANY

FOURTH AMENDMENT TO

PARTICIPATION AGREEMENT

THIS FOURTH AMENDMENT (“Amendment”) amends the Participation Agreement dated July 20, 2005 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of August 16, 2019 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company”); T. ROWE PRICE EQUITY SERIES, INC., T. Rowe Price Fixed Income Series, Inc. and T. Rowe PRICE INTERNATIONAL SERIES, INC. (each a “Fund”); and T. ROWE PRICE INVESTMENT SERVICES, INC. (the “Underwriter”).

WHEREAS, the Company, the Fund, and the Underwriter desire to amend the Agreement by the addition of the Confidentiality Section.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1.	CONFIDENTIALITY.

1.1 Defined. As used herein, the Fund and the Underwriter’s “Confidential Information” will mean all materials furnished by the Fund or the Underwriter that are expressly identified or marked by the Fund or the Underwriter as ·‘confidential”. As used herein, the Company “Confidential Information” will mean information or materials about the Company or any of its affiliates, whether or not proprietary to the Company or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from the Company, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. The Company’s Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of the Company or any of its affiliates, as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom. (“Personal Information”) and information, directly or indirectly, derived by or on behalf of the Fund or the Underwriter from the Company Confidential Information, using the Company Confidential Information exclusively or combined with other information, and information obtained by the Fund and the Underwriter from third parties to expand upon, support or elucidate the Company’s Confidential Information and summaries and analyses of or involving the Company’s Confidential Information.

1.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Disclosing Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors. officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, The Company will have the right to provide this Agreement, or any Work Order, to an affiliate.

1.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Each such person must execute a written confidentiality agreement on substantially the same terms and conditions as set forth in this Section and provide a copy of such agreement to the Disclosing Party upon request. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

1.4 Information Security Program. The Fund and the Underwriter warrant and represent that each has adopted and implemented, and covenant that each will maintain, a comprehensive infonnation security program (“The Fund and the Underwriter’s Information Security Programs”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use ofPersonal Information, including without limitation programs to train the Fund and the Underwriter’s personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of the Company’s Confidential Infonnation, and (e) to destroy all electronic and hard-copy materials containing the Company Confidential Infonnation which the Fund or the Underwriter are pem1itted or required to destroy hereunder in a safe and secure manner.

1.5 Reviews. The Fund and the Underwriter shall regularly audit and review each of their Infonnation Security Programs to ensure its continued effectiveness to safeguard the Company’s Personal Infom1ation as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to the Company’s Personal Infonnation. The Fund or the Underwriter will promptly answer inquiries from the Company about the Fund or the Underwriter’s Information Security Programs and provide the Company, on request, with a written copy of the subject areas covered by its current data security policies and procedures relating to the Fund or the Underwriter’s Infom1ation Security Programs, a summary report of the Fund or Underwriter’s ex.1emal vulnerability assessment, and applicable Service Organization Control Reports (SOC 1 and SOC 2 reports) Upon reasonable request by the Company, the Fund or the Underwriter shall permit the Company or its representative the right to audit the Fund or the Underwriter’s Information Security Programs and its data security policies and procedures, and shall grant the Company or its representative such access to its offices, records, files and facilities as the Company or such representative may request, on reasonable advance notice during normal business hours, to confinn the Ftmd or the Underwriter’s compliance with the requirements of this Agreement with respect thereto.

1.6 Incident Management. The Fund and the Underwriter shall:

a.

Provide the Company with the name and contact information for an employee of the Fund and the Underwriter who shall serve as the Company’s primary security contact and shall be available to assist the Company twenty-four (24) hours per day, seven (7) days per week as a contact in resolving obligations associated with a security breach.

b.

Notify the Company of a security breach as soon as practicable, once the Fund or the Underwriter becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

c.

Notify the Company’s Chief Privacy Officer of any security breaches or unauthorized data exposures [by e-mailing the Company with a read receipt at [PrivacyOffice@axa-equitable.com]], and with a copy by e-mail to the Fund and the Underwriter’s primary business contact within the Company.

1.7 Mitigation. The Fund and the Underwriter understand and acknowledge that any security breach of Personal Information may impose obligations on the Company to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other ham1 to its customers and/or prospective customers arising from such security breach. The Fund and the Underwriter agree to cooperate with and assist the Company in meeting all such obligations.

1.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Infommtion which:

(1)         is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2)        at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

(3)        is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

(4)        is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

1.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

1.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification.

1.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers:

The Fund and the Underwriter warrant and represent that each will ensure its third-party suppliers, sub-contractors. sub-servicers and/or Hosting provider adhere to the Fund and the Underwriter’s obligation of ensuring its continued effectiveness to safeguard the Company Confidential Information and maintenance of a comprehensive security program, including incorporation of administrative, technical and physical safeguards as detailed in the Information Security Program Section. The Fund and the Underwriter shall regularly audit and review their third-party suppliers, sub-contractor, sub-servicer and/or hosting providers controls to ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud. This includes but is not limited to the review of their application and/or infrastructure security, penetration test reviews, access controls & management (e.g. use of Multi-Factor Authentication), data protection (e.g. encryption at rest and in-transit), incident response, change management, logging, monitoring and reporting.

2. The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

4. This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of the Fund and the Underwriter and the Company and their respective successors and assigns.

Signature Blocks on Following Page

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

T. ROWE PRICE INVESTMENT SERVICES, INC.		AXA EQUITABLE LIFE INSURANCE COMPANY:

By:		By:
Name:	WILLIAM PRESLEY	Name:	Kenneth Kozlowski
Title:	VICE PRESIDENT	Title:	Managing Director
Date	9/13/19	Date
Signed:		Signed:	9/12/2019

T. ROWE PRICE EQUITY SERIES, INC.:

By:
Name:	DARRELL BRAMAN
Title:	VICE PRESIDENT
Date:	9.20.19

T. ROWE PRICE FIXED INCOME SERIES, INC.:

By:
Name:	DARRELL BRAMAN
Title:	VICE PRESIDENT
Date:	9.20.19

T. ROWE PRICE INTERNATIONAL SERIES, INC.:

By:
Name:	DARRELL BRAMAN
Title:	VICE PRESIDENT
Date:	9.20.19